Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Preliminary Prospectus constituting a part of this Registration Statement on Form S-1 of our report dated March 31, 2025, relating to the consolidated financial statements of Newsmax Inc. appearing in the Company’s Annual Report on Form 10-K/A for the year ended December 31, 2024.

/s/ BDO USA, P.C.

Miami, FL

April 4, 2025